[LETTERHEAD OF SIMPSON THACHER & BARTLETT]

Exhibit 5.1

May 2, 2016

Ares Management, L.P.

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Ladies and Gentlemen:

We have acted as counsel to Ares Management, L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of up to 152,835,494 common units representing limited partner interests in the Partnership (the “Exchange Units”) issuable upon exchange of partnership units in each of Ares Holdings L.P., Ares Domestic Holdings L.P., Ares Offshore Holdings L.P., Ares Investments L.P. and Ares Real Estate Holdings L.P. (collectively, “Ares Operating Group”) (one partnership unit in each such limited partnership, collectively, an “Ares Operating Group Unit”). The Exchange Units may be issued upon exchange of Ares Operating Group Units from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

We have examined the Registration Statement; the Exchange Agreement, dated as of May 1, 2014, among the Partnership, Ares Operating Group, Ares Holdings Inc., Ares Domestic Holdings Inc., Ares Offshore Holdings, Ltd., Ares Real Estate Holdings LLC, Ares Management GP LLC and each Ares Operating Group Limited Partner from time to time a party thereto, as amended by the Amendment thereto, dated as of January 1, 2015, among the Partnership, Ares Operating Group and each Ares Operating Group Limited Partner from time to time a party thereto (the “Exchange Agreement”); and the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 1, 2014, among Ares Management GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the limited partners party thereto (collectively, the “Limited Partners”). We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Partnership and the General Partner.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed further that the Limited Partners will not participate in the control of the business of the Partnership.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Units are issued upon exchange for Ares Operating Group Units in accordance with the Exchange Agreement, the Exchange Units will be validly issued and holders of the Exchange Units will have no obligation to make payments or contributions to the Partnership or its creditors solely by reason of their ownership of the Exchange Units.

We do not express any opinion herein concerning any law other than the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP